UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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INVESTOR PRESENTATION November 18, 2022 ADVANCING ARGO

2 SUMMARY OF KEY MESSAGES Introducing the New Argo • Argo has successfully transformed into a leading U.S. specialty insurer • Since its strategic repositioning in late 2019, Argo has significantly optimized its business mix • The current business position is set for growth and strong returns Board - Led Actions Creating a Stronger Platform Board Overseeing Thorough Strategic Review Process Argo Has the Right Governance Profile and Board in Place • Streamlining portfolio to focus on most profitable business lines • Re - underwriting core U.S. specialty business and significantly reducing catastrophe exposure • Successful implementation of cost - saving initiatives • Strengthening management team, including adding five best - in - class C - suite executives over the last four years • Argo possesses a best - in - class governance profile, including a non - classified Board with 6 out of 7 directors being independent • Argo’s directors bring deep experience and the right skills to drive value creation under the new Argo • Board engages meaningfully with its shareholders and is highly responsive and action - oriented • It is the view of the entire Board that an exchange for any one of the Board’s existing directors for Capital Returns Master Ltd.’s nominees would result in a loss of superior talent and experience and a degradation in the quality of Board dialogue just as it enters its most critical phase • Overseen by the Strategic Review Committee of the Board, which comprises directors who have significant experience successfully executing M&A transactions and maximizing shareholder value • To ensure shareholder alignment, Argo appointed J. Daniel Plants, CIO of Argo’s largest shareholder , as independent director and Chair of the Strategic Review Committee • Since announcing review, Argo has taken actions to derisk and refocus its business, including the U.S. Loss Portfolio Transfer (LPT) transaction and the pending sale of Syndicate 1200 • Board is open to considering any and all credible proposals to maximize shareholder value, and Argo’s financial advisor has conducted exhaustive outreach to 80+ parties, including a balanced mix of potential strategic buyers and financial sponsor

3 TABLE OF CONTENTS Introducing the New Argo 1 Board - Led Actions Creating a Stronger Platform 2 Board Overseeing Thorough Strategic Review Process 3 Argo Has the Right Governance Profile and Board in Place 4 Election of Capital Returns’ Nominees Would Remove Superior Talent and Critical Skills From the Board 5 Key Messages 6

INTRODUCING THE NEW ARGO 1

ARGO IS A DIVERSIFIED SPECIALTY P&C INSURER WITH ACCESS TO ATTRACTIVE, NICHE BUSINESS SEGMENTS

Overview

- U.S. specialty commercial insurer with well-established businesses operating in key specialty markets
  - Focuses on niche products or businesses that require specialized or hard-to-place coverage
- Organized under 13 business segments, including Bermuda:
  - Diversified and differentiated segments managed under two groups: Commercial Specialty and Excess & Surplus ("E&S")
    - Commercial Specialty group includes Argo Pro, Surety, U.S. Specialty Programs, ARS, Rockwood, Trident, and Involuntary
    - E&S group includes Casualty, Environmental, Inland Marine, Construction, and Garage
- Management has undertaken strategic repositioning since 2019, including product reviews, refined geographic focus, and executive hires
  - Shift away from volatile, catastrophe-exposed lines of businesses through strategic actions, including increased attachment points and reduction in limits
  - Focused on core strength of the U.S. business lines / exposures
  - Recently announced sale of Syndicate 1200 and LPT of majority of U.S. casualty reserves for 2011 to 2019 accident years; LPT transaction closed on November 9, 2022
  - In August 2022, appointed Jessica Snyder, previously President and CEO at GuideOne, to President of U.S. Insurance

Ongoing Business Mix



Specialty 10%
Property 13%
Liability 53%
Professional 24%



International Risk 1%
U.S. Risk 99%

LTM Q2 2022 Ongoing GWP: $2.3bn

Common Equity: $1.6bn / Total Capital: $2.2bn	
Employees[1]	**Underwriters[2]**
1,018	**307**
2021 Ongoing Total Premiums	**Financial Strength Rating**
GWP: $2.2bn	**A- / A- (AM Best / S&P)**

Note: Metrics as of YE 2021 unless otherwise stated. [1] Actual headcount as of June 2022 adjusted to reflect pending sale of Syndicate and Dubai. [2] Estimated based on FTE in underwriting functions Level 4 and above.

5

ARGO'S BUSINESS REPOSITIONING IS NOW SUBSTANTIALLY COMPLETE



U.S. Operations
2020
Announced Syndicate 1200 Reinsurance-To-Close, 2017 and Prior Years
Exited U.S. Grocery & Retail (~$30mm of GWP)
Exited Reinsurance Business / Ariel Re (~$320mm of GWP)
2021
Exited European Underwriting Outside of Lloyd's (~$95mm of GWP)
Sold Renewal Rights to Contract Binding P&C Business (~$150mm of GWP)
Exited London Property D&F and North American Binders business in Syndicate 1200 (~$80mm of GWP)
Sold Renewal Rights to U.S. Specialty Property Business (~$75mm of GWP)
2022
Completed sale of Brazilian Operations, Argo Seguros (~$75mm of GWP)
Agreement on LPT transaction for Syndicate 1200's reserves for 2018 and 2019 years of account
Closed Loss Portfolio Transfer for ~$746mm of U.S. casualty reserves for accident years 2011 to 2019 on November 9, 2022
Sold Malta, and announced sale of Syndicate 1200 operations
International Operations

Note: GWP amounts shown above represent 2020 figures.

6

7 Liability 44% Professional 23% Specialty 17% Property 15% U.S. 83% International 17% PRO FORMA IMPACT OF RECENTLY ANNOUNCED SYNDICATE 1200 AND U.S. LPT TRANSACTIONS Pre - Transactions Pro Forma 1 Pre - transaction U.S. / International based risk based on YE 2021. Q2 2022 LTM GWP: $3.1bn Liability Mix U.S. / International Based Risk 1 Liability 53% Professional 24% Specialty 10% Property 13% Q2 2022 LTM Ongoing GWP: $2.3bn U.S. 99% International 1%

ARGO HAS SIGNIFICANTLY OPTIMIZED ITS BUSINESS MIX

Business Optimization

- March 2021 Investor Day premiered Argo's U.S.-focused strategy, which was developed through collaboration with the Board
- Recently announced sale of Syndicate 1200, focusing Argo on core U.S. specialty market
- Recently closed LPT transaction covering a majority of Argo's U.S. casualty insurance reserves for 2011 – 2019 AYs, substantially de-risking Argo's in-force reserve position
- Reduced employment of ceded reinsurance, which has increased risk retention and net earned premiums
- Decreased CAT exposure to reduce earnings volatility
- Increased resource allocation to strong, defensible, scalable business lines
- Return on allocated capital target of 10%+ on a sustainable basis
- Active portfolio management process to identify and remediate underperforming business line that show potential for improvement or exit
- Operational flexibility to dial-up or dial-back to a particular business line based on rate and terms

Ongoing Gross Written Premiums ($mm)[1]


Ongoing Business CAGR: 10.9%
$ 1,798
$ 1,995
$ 2,211
2019
2020
2021

Ongoing Combined Ratio[2]


Average: 92.5%
94.4 %
91.1 %
91.9 %
2019
2020
2021

[1] Ongoing Business excludes businesses that have been sold (or in process of being sold) or are no longer written. Businesses exited / sold include U.S. Grocery & Retail, Contract Binding P&C business, U.S. Specialty Property businesses, Syndicate 1200 (pending), Ariel Re, Brazil, Malta, regional underwriting operations in Latin America, and no longer written business in Italy.
[2] Reflects CAY combined ratio excluding PYD and CAT losses.

8

9 Argo Has Transformed its Business Over the Past Three Years Simplify Reduce Eliminate Operating and organization structure to create a more focused company Volatility and unwanted risks associated with the core business segments Business lines that do not support Argo’s strategic goals 2019 Business Mix 1 2023E Business Mix 1 BUSINESS REPOSITIONING SUBSTANTIALLY COMPLETE AND SET FOR GROWTH & STRONG RETURNS Ongoing 100% Ongoing 57% Exited / Sold 43% 1 Ongoing Business excludes businesses that have been sold (or in process of being sold) or are no longer written. Businesses e xit ed / sold include U.S. Grocery & Retail, Contract Binding P&C business, U.S. Specialty Property businesses, Syndicate 1200 (pending), Ariel Re, Brazil, Malta, regional underwriting operat ion s in Latin America, and no longer written business in Italy.

BOARD - LED ACTIONS CREATING STRONGER PLATFORM 2

11 BOARD - LED ACTIONS CREATING STRONGER PLATFORM FOR ARGO Business transformation is substantially complete with reduced risk exposures 5 Robust balance sheet with high quality investment portfolio 6 Highly experienced, industry - respected management team leading a deep bench of underwriting talent 7 Achieved targeted expense saving initiatives with additional savings expected 4 Diversified specialty insurer operating in profitable business segments 1 Pure play U.S. focused risk / underwriting 2 Re - underwritten portfolio in attractive franchise business lines provides a clear path for improved margins and ROEs 3

1 2 DIVERSIFIED SPECIALTY INSURER OPERATING IN PROFITABLE BUSINESS SEGMENTS

~99% of Argo's ongoing business is U.S.-based risk


Bermuda
Professional Liability¹
Inland Marine
International 1%
Garage
Workers' Comp⁴
2021 Ongoing GWP: $2.2bn
Environmental
Construction
Public Entity⁵
ARS³
U.S. 99%
Comm. Programs²
Casualty
Surety

Note: Includes ongoing businesses only.
[1] Segment known as Argo Pro
[2] Segment known as U.S. Specialty Programs
[3] Alternative Risk Solutions (Argo's fronting business)
[4] Segment known as Rockwood
[5] Segment known as Trident

Argo's Competitive Advantages

- ✓ Diversified risk profile with limited CAT exposure
- ✓ Deep, longstanding, multi-channel distribution relationships: retail, wholesale and managing general agents (MGA)
- ✓ Talented underwriting and claims personnel
- ✓ Partner with producers by providing highly specialized counsel and industry knowledge
- ✓ Innovative and customized solutions

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13 1 Combined ratio excluding PYD and Catastrophe losses. Ongoing vs. Reported Combined Ratio 1 3 RE - UNDERWRITTEN PORTFOLIO IN ATTRACTIVE FRANCHISE BUSINESS LINES PROVIDES A CLEAR PATH FOR IMPROVED MARGINS AND ROES Argo has optimized its portfolio to focus on profitable and scalable businesses 94.4% 91.1% 91.9% 99.2% 94.9% 93.6% 2019 2020 2021 Ongoing Reported Ongoing Average: 92.5 % Reported Average: 95.9%

14 21.5% 20.7% 20.2% 17.0% 16.8% 16.6% 38.5% 37.5% 36.8% 2019A 2020A 2021A Non-Acquisition Expense Ratio Acquisition Expense Ratio ACHIEVED TARGETED EXPENSE SAVING INITIATIVES WITH ADDITIONAL SAV INGS EXPECTED Business Rationalization Other General Expenses On track to achieve target expense ratio of 36% in 2022 due to successful implementation of cost - saving initiatives, compared to 36.8% in 2021 4 Expense Reduction Actions $8.0mm+ Occupancy related savings associated with a reduced footprint and the implementation of a remote workforce $33.0mm+ Reduced outside service spend $10.0mm+ Permanent travel & entertainment reductions Expense Ratio 1 2.6pts Reduction in personnel costs relative to earned premiums in 2022 vs 2019 1 Expense ratio for entire Argo Group as reported, including ongoing, exited / sold and run - off businesses. Does not reflect the impact of pending Syndicate 1200 sale and U.S. LPT transaction. 1.7pts Reduction

15 Argo Pro - Forma and Exited / Sold Net Catastrophe Losses ($mm) vs. Insured Industry Losses 2 ($bn) Strategic focus on reducing the volatility of underwriting results through exiting and divesting non - core businesses is evident in catastrophe loss results in 2021 1 1 Includes losses related to COVID - 19 of $73.2mm and $12.4mm in 2020 and 2021, respectively. 2 Insurance industry natural catastrophe losses estimated by Swiss Re SIGMA. 3 Includes reinstatement premiums (“RIPs”). BUSINESS TRANSFORMATION SUBSTANTIALLY COMPLETE AND POSITIONED AR GO FOR GROWTH & STRONG RETURNS 5 3 $8 $8 $7 $12 $23 $25 $138 $53 $27 $167 $69 $20 $146 $62 $34 $179 $93 $45 $136 $79 $56 $83 $112 $108 2017 2018 2019 2020 2021 2Q'22-TTM Ongoing Exited / Sold 1 1

16 ◼ Average rating of A1 / A+ ◼ 61% of investment assets in Core portfolio ◼ Average duration of 2.8 years (3.0 years excl. cash) Note: Metrics as of September 30, 2022, unless otherwise stated. 1 Pro forma for pending sale of Syndicate 1200 and U.S. LPT. 2 Pro forma for U.S. LPT. Strong Balance Sheet Supported by Continuous De - Risking Efforts Robust Balance Sheet High - Quality Investment Portfolio 1 ROBUST BALANCE SHEET WITH HIGH QUALITY INVESTMENT PORTFOLIO $1.3bn Pro Forma Q2 2022 Shareholders’ Equity 1 6 ~$3.7bn Pro Forma Invested Assets 1 70%+ Pro Forma YE 2021 U.S. Loss Reserves Attributable to 2020 / 2021 Current Accident Year 2 ✓ Sale of Lloyd’s business will provide enhanced capital position from transaction proceeds and capital release ✓ LPT Transaction with Enstar provides protection against reserve volatility and provides Argo with additional capital flexibility ✓ Investment grade ratings with AM Best and S&P of A - / A - respectively for Argo ✓ Capital allocation process is designed to support our strategic objectives and maximize long - term returns

7 HIGHLY EXPERIENCED, INDUSTRY-RESPECTED MANAGEMENT TEAM LEADING A DEEP BENCH OF UNDERWRITING TALENT

	Name / Position	Background
	**Thomas Bradley** *Chief Executive Officer*	■ Served on Board of Argo since 2018 (Board Chairman since 2022) and CEO since March 2022 ■ Prior experience includes CFO of Allied World, Fair Isaac and the St Paul Companies and senior operating roles at Zurich (North America) ■ Received bachelor's degree in accounting from the University of Maryland and a master's in business administration from Loyola University of Maryland
	**Scott Kirk** *Chief Financial Officer*	■ Joined Argo in March 2021 as CFO ■ Previous experience includes 6 years as CFO at Aspen, senior finance roles at Endurance Specialty Holdings ■ Graduated from Queensland University of Technology and began career as an auditor at KPMG
	**Allison Kiene** *General Counsel*	■ Joined Argo as General Counsel in October 2020 and oversees company's legal and compliance teams ■ Previously served as Assistant GC and Chief Compliance Officer at Sompo International ■ Bachelor of Science in pharmacy and JD from the University of Connecticut
	**Susan Comparato** *Chief Administrative Officer*	■ Currently serves as Chief Administrative Officer after joining Argo in 2018 as U.S. General Counsel ■ Previously served as CEO of Syncora Holdings and began career as structured products lawyer ■ Graduate of Georgetown and William and Mary Law School
	**Mark Rose** *Chief Investment Officer*	■ Joined Argo as Chief Investment Officer in 2013 ■ Prior to that he was a Senior Credit Analyst at RBC and has held similar roles at Deephaven and Goldman Sachs ■ Bachelor's in mathematics from the U.S. Military Academy at West Point and is a CFA charterholder
	**Mark Wade** *Chief Claims Officer*	■ Joined Argo in 2016 as Chief Claims Officer following experience as Executive Director of the New York State Workers' Compensation Board and Deputy Superintendent for P&C Insurance at New York State's Department of Financial Services, as well as senior roles in Arch, Zurich North America and Marsh USA ■ Graduate of Georgetown and University of Pittsburgh School of Law
	**Jessica Snyder** *President, U.S. Insurance*	■ Joined Argo in 2022 as President, U.S. Insurance. She joined Argo from GuideOne Insurance, where she served as President and CEO ■ Previously she led the commercial and specialty businesses at State Auto Insurance. Jessica has deep leadership experience in the property and casualty insurance industry having also served as COO and CFO at Rockhill Insurance Group, and as CFO at Citizens Property Insurance Company
	**Marsh Duncan** *President, Excess & Surplus*	■ Currently serves as President of Excess & Surplus after joining Argo in 2011 ■ Previously held leadership positions across Argo, including Chief Administrative Officer for Surety, Head of Commercial Programs, and Head of Digital Business Development
	**Gary Grose** *President, Commercial Specialty*	■ Joined Argo in 2014 as Head of Producer Management ■ Previously worked at Marsh, where he was responsible for leading all marketing and communications strategy and initiatives across the U.S. ■ Has also held a variety of marketing and producer / distribution management positions at Zurich, Allstate, and John Hancock

17

18 Argo Proxy Peers 2 ARGO’S 2022 PORTFOLIO ACTIONS CREATE A U.S. SPECIALTY PLATFORM WITH FAVORABLE GWP GROWTH AND COMBINED RATIO 2019 – 2021 GWP CAGR Source: SNL Financial. 1 Reflects ongoing business, which excludes businesses that have been sold (or in process of being sold) or are no longer writt en. Businesses exited / sold include U.S. Grocery & Retail, Contract Binding P&C business, U.S. Specialty Property businesses, Syndicate 1200 (pending), Ariel Re, Brazil, Malta, regional underwr iti ng operations in Latin America, and no longer written business in Italy. 2 Proxy Peers include Arch, AXIS, Beazley, Enstar , Hanover, Hiscox , James River, ProAssurance , RenaissanceRe , RLI, and Selective. GWP CAGR AND AVERAGE COMBINED RATIO | 2019 - 2021 2019 – 2021 Average Combined Ratio 1 1 96.5% 87.2% 90.2% 93.8% 95.7% 98.8% 100.7% 103.2% 104.8% 112.4% 114.6% 122.6 % ARGO ACGL RLI SIGI THG RNR BEZ AXS HSX PRA JRVR ESGR Peer Median: 100.7% 10.9% 27.6% 25.2% 24.0% 12.5% 8.8% 5.6% 2.9% 2.2% 1.2% (0.4)% (59.9)% ARGO RNR ACGL BEZ RLI SIGI AXS HSX THG JRVR PRA ESGR Peer Median: 5.6%

MUCH OF ARGO'S RELATIVE STOCK PRICE PERFORMANCE OVER THE PAST YEAR HAS BEEN DRIVEN BY LEGACY CHALLENGES THE BOARD HAS ADDRESSED

Key Factors Negatively Impacting our Stock Price Performance Over the Past Year – and What We Did About It

Legacy Challenges

- Q4'21 Results
  - Net Adverse prior year reserve development, mostly driven by construction defect claims related to underwriting from 2017 and prior years
  - Non-operating charges, including:
    - Impairment of goodwill an intangible assets related to the Syndicate 1200 business
    - Expenses related to Argo's real estate footprint in the UK, and impairment of certain IT assets
- Over the course of the year, investors have expressed sensitivity to the following
  - Continued net income losses
  - Catastrophe loss exposure
  - Exposure to international businesses

Board Actions

- Argo's board has acted to specifically fix the drivers of our relative stock price underperformance
  - We have entered into an agreement to sell Syndicate 1200, removing the potential for future impairment
  - We exited other non-U.S. footprint and businesses, and selected unprofitable U.S. businesses
  - We greatly reduced our exposure to catastrophe losses going from $179mm in 2020 to $35mm Q3 YTD 2022
  - We completed loss portfolio transfer transaction on accident years 2011 to 2019 reserves of selected U.S. business lines
  - We improved our combined ratio from 109% in 2019 to 97% YTD 2022
- Since we announced the agreement to sell Syndicate 1200, our stock has outperformed our insurance peers
  - We believe that this indicates the stability of our reshaped business and confidence in our improved operating model

Argo Has Outperformed Its Peers Since the Announcement of the Syndicate 1200 Sale



160 %
150 %
140 %
130 %
120 %
110 %
100 %
90 %
Performance (%) Since 7-Sep-2022
Argo 25.7 %
RenaissanceRe 24.7
Arch 22.1
RLI 14.8
Selective 14.7
Hiscox 9.5
Hanover 7.3
Beazley 6.1
AXIS 1.4
Enstar (0.2)
James River (4.3)
ProAssurance (7.0)
25.7 %
8.1 %
7-Sep-2022
29-Sep-2022
22-Oct-2022
14-Nov-2022
Argo
Proxy Peers[1]

We do not believe that the market is fully crediting Argo for the impact of the changes it has made

Source: S&P Capital IQ. Note: Market data as of November 14, 2022.

[1] Proxy Peers include Arch, AXIS, Beazley, Enstar, Hanover, Hiscox, James River, ProAssurance, RenaissanceRe, RLI, and Selective.

19

BOARD OVERSEEING THOROUGH STRATEGIC REVIEW PROCESS 3

21 September 8, 2022 Relaunch of buyer outreach OVERVIEW OF SIGNIFICANT TRANSACTIONS RESULTING FROM ONGOING STRATEGIC REVIEW PROCESS 1 Purchase price will vary up / down based on tangible book value at closing relative to the $107mm level. Excludes transaction r elated costs. Summary of Transactions Resulting from Strategic Review Process ◼ U.S. LPT: Enstar to reinsure a number of Argo’s direct U.S. casualty insurance portfolios, including construction, relating to the accident years 2011 to 2019 — Enstar’s subsidiary providing ground up cover of $746 million of U.S. Casualty reserves at inception ◼ Pending sale of Syndicate 1200 business: Argo entered into a definitive agreement for the sale of Argo Underwriting Agency Limited (including each of its subsidiaries), which incorporates Argo’s Lloyd’s Syndicate 1200 business to Westfield — Total purchase price of $125mm 1 — Westfield to replace Funds at Lloyd’s, including the FAL supported by Argo Re Ltd. of $136.9mm ◼ Other selected divestitures in 2022: Completed sale of Brazilian operations, agreement on LPT transaction for Syndicate 1200’s reserves for 2018 and 2019 years of account, and the sale of Malta business Summary of Current Strategic Review Process Board continues to actively consider a range of options for Argo, including a potential sale of the whole Company April 28, 2022 Announcement of strategic review April 28, 2022 Initial buyer outreach August 8, 2022 Announcement of U.S. LPT transaction September 8, 2022 Announcement of Syndicate 1200 sale Post - October 2022 ◼ Completion of U.S. LPT transaction on November 9, 2022 ◼ Plan to close Syndicate 1200 sale ◼ Continued effort on strategic alternatives process Argo management and Board focused on Syndicate 1200 and U.S. LPT transactions

22 LOSS PORTFOLIO TRANSFER OF PORTION OF U.S. CASUALTY RESERVES TRANSACTION OVERVIEW Key Points Accelerates Argo’s Derisking Plans ◼ Enstar will reinsure a number of Argo’s direct U.S. casualty insurance portfolios, including construction, relating to the accident years 2011 to 2019 ◼ Provides protection against reserve volatility and provides Argo with additional regulatory capital flexibility ◼ Allows Argo to remain focused on pursuing profitable growth as a U.S. specialty insurer with leading positions in specialty markets Transaction Structure ◼ Enstar’s subsidiary will provide ground up cover of $746 million of U.S. Casualty reserves at inception — Additional $275 million of cover in excess of $821 million — Policy limit of $1.1 billion — Argo retains a loss corridor of $75 million above the $746 million of reserves ◼ Argo anticipates recognizing an after - tax charge for approximately $100 million in connection with this transaction Timing ◼ Enstar announced the completion of the LPT transaction on November 9, 2022

23 1 Purchase price will vary up / down based on tangible book value at closing relative to the $107mm level. Excludes transaction r elated costs. PENDING SALE OF SYNDICATE 1200 BUSINESS TRANSACTION OVERVIEW Key Points Transaction Summary ◼ On September 8, 2022, Argo entered into a definitive agreement for the sale of Argo Underwriting Agency Limited (including each of its subsidiaries), which incorporates Argo’s Lloyd’s Syndicate 1200 business to Westfield ◼ Westfield is a U.S. - based mutual insurance company focused on personal and commercial lines ◼ Transaction strengthens Argo’s financial position, simplifies corporate structure and drives greater efficiencies by facilitating increased focus on on - going business lines Purchase Price and Multiples ◼ Total purchase price of $125mm 1 ◼ Westfield to replace Funds at Lloyd’s, including the FAL supported by Argo Re Ltd. of $136.9mm ◼ Implied transaction multiples: P/TBV of 1.16x or P/BV of 0.81x as of Q1 2022 1 Timing ◼ Expected to close in the first half of 2023 ◼ Subject to closing conditions and regulatory approvals, including Lloyd’s of London, UK Prudential Regulatory Authority and UK Financial Conduct Authority

24 BOARD IS UNDERTAKING A COMPREHENSIVE STRATEGIC REVIEW PROCESS Outreach Summary Overview ◼ Since the exploration of strategic alternatives was announced on April 28, 2022, Argo has progressed significantly under the Board’s Strategic Review Committee — Executed on strategic transactions with Westfield and Enstar — Transactions have simplified corporate structure, enhanced fundamentals of Argo’s core U.S. specialty businesses, strengthened capital and reduced reserve volatility ◼ J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest shareholder at approximately 9.5%, appointed as independent member of the Company’s board of directors and Chairperson of the Strategic Review Committee ◼ The Board has reached out to a broad range of parties regarding a potential transaction, which may include a whole Company sale — Through these discussions, it is evident that the parties have found the latest developments and progress of transformation initiatives impressive, acknowledging that Argo is a healthier, streamlined business — Select bidders who have put forward preliminary, non - binding proposals have been given access to a data room containing over 60,000 pages of documents, and are conducting due diligence meetings with management Outreach to 80+ Parties Balanced Mix of Financial Sponsors and Strategic Buyers Select International Players with Interest in U.S. Platforms

ARGO HAS THE RIGHT GOVERNANCE PROFILE AND BOARD IN PLACE 4

26 ARGO’S BOARD IS NOT ONE THAT NEEDS ADDITIONAL CHANGE AT THIS TIME Best - in - Class Governance Profile 1 Highly Skilled and Independent Directors 2 Significant Recent Refreshment of the Board 3 Highly Engaged and Responsive Board and Management Team 4 Capital Returns’ Nominees Do Not Offer Skills and Experiences the Board Needs at This Time 5

27 Independent Leadership and Oversight Shareholder - Friendly Bye - Laws and Charter Management Compensation Aligned with Shareholder Interest Embedded Sustainability Focus into Our Board Decision Making ARGO POSSESSES A BEST - IN - CLASS GOVERNANCE PROFILE ✓ Fully independent Board (except CEO) ✓ Lead Independent Director ✓ Annual review of director independence ✓ No classified board ✓ Shareholders holding 10% of shares have right to call a special meeting ✓ Shareholder right to remove any director without cause ✓ Majority vote standard for director elections ✓ No poison pill ✓ Annual “say - on - pay” vote ✓ Compensation Clawback policy ✓ Prohibition on pledging and hedging of shares ✓ Equity ownership guidelines and share retention requirements ✓ Sustainability Working Group oversees sustainability and ESG policies ✓ Dedicated Board oversight on ESG efforts by the Nominating and Governance Committee

28 ARGO’S NOMINEES BRING DEEP EXPERIENCE AND THE RIGHT SKILLS TO DRIVE VALUE CREATION UNDER THE NEW ARGO Bernard C. Bailey President, Paraquis Solutions Jodie McLean CEO & Director, EDENS Thomas O’Toole Clinical Professor of Marketing, Kellogg School of Management Independent Director since 2020 Lead Independent Director since 2022 Thomas A. Bradley CEO, Argo Dymphna A. Lehane Former Global Managing Partner (Insurance), Accenture Carol A. McFate Former Chief Investment Officer, Xerox Corporation Independent Director since 2017 Chair of Human Resources Comm. since 2020 Independent Director since 2020 Chair of Investment Comm. since 2021 Samuel G. Liss Managing Partner, Whitegate Partners Independent Director since 2019 Chair of Nom & Gov Comm. since 2020 J. Daniel Plants Chief Investment Officer, Voce Capital Management Independent Director since 2022 Chair of Strategic Review Comm. since 2022 Al - Noor Ramji Former Group Chief Digital Officer, Prudential PLC Independent Director since 2017 Chair of Risk Comm. since 2020 Director since 2018 Chief Executive Officer since 2022 ✓ 6 of 7 Are Independent (86%) ✓ 5 of 7 Appointed since 2018 (71%) Other Public Company Board Experience Insurance Industry Expertise Received > 95% support at the 2021 AGM Source: Company filings. 1 Includes gender, ethnic, and disabled military diversity. ✓ 4 of 7 Offer Diversity 1 (57%) ✓ 60+ Board Meetings in 2022

BOARD HAS UNDERGONE SIGNIFICANT DIRECTOR REFRESHMENT TO ASSEMBLE ITS CURRENT MIX OF SKILLS AND EXPERIENCES

~43% of the Directors Joined over the Past 3 Years



2
1
1
2
1
2017
2018
2019
2020
2021
2022

Directors by Year Joined

Source: Company filings

Current Board Is Led by Highly-Qualified Directors with the Relevant Skills and Experience to Provide Robust Oversight

Knowledge, Skills & Experience	# of Existing Directors
Executive Leadership	● ● ● ● ● ● ●
Business Strategy / Operations	● ● ● ● ● ● ●
Risk Management	● ● ● ● ● ● ●
Industry Knowledge	● ● ● ● ● ● ○
International Operations / Global Markets	● ● ● ● ● ● ○
Accounting and Finance	● ● ● ● ● ○ ○
Corporate Governance	● ● ● ● ● ○ ○
Technology / Cybersecurity	● ● ● ○ ○ ○ ○
Investment Management	● ● ● ○ ○ ○ ○
Legal / Regulatory	● ● ○ ○ ○ ○ ○

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30 ARGO MANAGEMENT AND BOARD HAVE BEEN HIGHLY ENGAGED AND RESPONSIVE TO CAPITAL RETURNS Engagement with Capital Returns ◼ Capital Returns first reached out to management in the fall of 2021 ◼ Over the past year of interactions between Argo and Capital Returns, Capital Returns has repeatedly requested that Argo take the following two actions 1. Commence a strategic review process 2. Put Capital Returns’ two director nominees on the Board (first introduced in February 2022) ◼ The Board, after receiving input from other shareholders and outside advisors, determined to announce the strategic review, as requested by Capital Returns ◼ With respect to their second request, given the total level of rotation on the Board and the Board’s belief after having interviewed both of Capital Returns nominees that they would not be additive to the Board’s current mix of skills and experiences, the Board determined that adding Capital Returns’ nominees would diminish the level of expertise and diversity on the Board and would potentially disrupt or hinder the ongoing strategic review process just as it enters its most critical phase ◼ The Argo Board and management team have engaged extensively with Capital Returns for more than a year in an attempt to foster a constructive dialogue ◼ Most recently, Mr. Bradley and Mr. Kirk met with Mr. Bobman in late September 2022 to provide an update on the ongoing strategic review process and discuss a potential resolution to the proxy contest initiated by Capital Returns ◼ During this meeting, Mr. Bradley and Mr. Kirk reinforced that Argo was actively exploring strategic alternatives, as previously requested by Capital Returns, including executing on transactions specifically suggested by Capital Returns such as the sale of the Syndicate 1200 business ◼ Despite Argo already executing upon the suggestions Capital Returns has previously raised, Capital Returns has insisted on proceeding with a costly proxy contest and all the while Capital Returns has been selling blocks of Argo stock since April 2022 Broader Shareholder Engagement Efforts ◼ Regularly meets with investors throughout the year at major financial services industry conferences and events sponsored by the Company ◼ Board receives regular briefings on shareholder meetings ◼ Provides shareholders with means to communicate with the Board

ELECTION OF CAPITAL RETURNS’ NOMINEES WOULD REMOVE SUPERIOR TALENT AND CRITICAL SKILLS FROM THE BOARD 5

BOARD DETERMINED THAT CAPITAL RETURNS' CANDIDATES DO NOT OFFER SKILLS AND EXPERIENCES THE BOARD NEEDS AT THIS TIME

Capital Returns' Nominees Offer No Incremental Value to Argo's Board

	Ronald D. Bobman	David W. Michelson
Public Board Experience	✗	~ (Currently serves as director at FedNat, which has **suffered a ~98% stock price decline**, been delisted from Nasdaq, triggered a default on over $120 million of senior notes and had one of its insurance subsidiaries placed into receivership by the Florida Department of Financial Services during Mr. Michelson's tenure)
Superior Specialty Insurance Experience[1]	✗	~
Sufficient Time for Commitment	~	✗ (Director and advisor to at least six other companies)
Claimed Skills & Experience	"Investment and leadership experience in the insurance industry"	"Leadership and board experience in the insurance industry"

Skills and perspectives of Capital Returns' candidates are already well represented on the Board and at a higher caliber

- Executive Leadership (7 / 7 existing directors)
- Insurance industry knowledge (6 / 7 existing directors)
- Investment Management (3 / 7 existing directors)
- Mr. J. Daniel Plants, the CIO of Voce Capital Management (the Company's largest shareholder), currently serves as a director and Chair of the Strategic Review Committee

Source: Public filings, Capital IQ. Market data as of 31-Oct-2022. [1] As compared to Argo's nominees.

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33 ELECTION OF CAPITAL RETURNS’ NOMINEES WOULD REMOVE SUPERIOR TALENT AND CRITICAL SKILLS FROM THE BOARD An exchange of Mr. Bailey and / or Mr. Ramji for Capital Returns’ nominees would result in a loss of superior talent and experience and a degradation in the quality of Board dialogue just as it enters its most critical phase Source: Public filings. 1 Point Blank Solutions 8 - K/A filing on 15 - Jun - 2009. Bernard C. Bailey Al - Noor Ramji Public Board Experience Select Professional Experience ◼ Former CEO, Authentix , a PE - backed enterprise later sold to Blue Water Energy ◼ Former CEO, Viisage Technology (during his tenure the Company executed 9 acquisitions) ◼ Has served as director of nine publicly - traded companies ◼ Former Group Chief Digital Officer, Prudential ◼ Former Managing Director, Northgate Capital ◼ Former Chief Strategy Officer, Calypso Technology Capital Returns’ Criticisms ? Questions qualifications to serve on the Board ? Has not invested beyond the minimum requirement ? Director at Point Blank Solutions at time of bankruptcy ? Unique responsibility for Company performance ? Suitability of insurance experience to serve as Chair of Risk and Capital Committee ◼ Brings absolutely critical M&A experience to the Board in the Company's ongoing strategic review process; has been pivotal in the Company's recent transition to a U.S. specialty insurer ◼ As Chairman of the Board, has led the successful sale of two publicly - traded companies - Analogic Corporation and Lasercard Corporation ◼ Invested almost $100K of own capital; never sold Argo shares; ownership in line with other independent directors ◼ Resigned from the Board of Point Blank Solutions due to concerns over the governance of the company a year prior to the bankruptcy filing 1 ◼ During Mr. Ramji’s tenure, Argo has substantially de - risked its portfolio, including the sale of its international operations and the recently closed LPT transaction ◼ Brings 6 years of experience as an executive team member at Prudential plc, applying technology to solve risk and manage challenges across the portfolio, to his Risk & Capital Committee chair role at Argo Rebuttals to Capital Returns

34 ELECTION OF CAPITAL RETURNS’ NOMINEES WOULD BRING NO ADDITIVE SKILLS & WOULD REDUCE THE BOARD’S DIVERSITY Source: Public filings Bernard C. Bailey Al - Noor Ramji ◼ Mr. Bailey’s career spans over three decades of business and management experience, including his role as a public company CEO, along with his extensive board experience ◼ Mr. Ramji’s extensive information technology background and digital strategy knowledge serve as unique skills on your Board ◼ Mr. Ramji also has significant business and management experience, including extensive experience serving on public company boards ◼ Former President and CEO of Viisage Technology, Inc.; during his four years of leadership, Viisage’s market capitalization grew from $60 million to $1 billion ◼ As Group Chief Digital Officer at Prudential plc, Mr. Ramji led the company’s transformation into the leading digital ecosystem platform across its US, European, Asian and African markets; his risk management expertise is a critical oversight component of Argo’s operations ◼ He has led numerous transactions in his previous roles, including leading Viisage through nine acquisitions, bringing significant operational and M&A experience to the Board ◼ His track record of successfully leveraging IT to achieve business objectives has won him numerous industry awards, including the CIO 100 Award, CIO Insight IT Leader of the Year 2009 and the British Computer Society CIO of the Year ◼ Mr. Bailey has served on the boards of nine publicly - traded companies, including as Chairman of both Analogic and Lasercard , where he led the successful sale of both companies to a private equity and strategic buyer, respectively. Of the nine public companies, four of them were ultimately acquired while Mr. Bailey was a serving director ◼ Earlier in his career, he served as CEO and Group CIO for BT Group for over six years and in technology leadership roles at Qwest Communications (CTO), Dresdner Kleinwort Benson (Global CIO) and Swiss Bank Corporation (COO) ◼ Mr. Bailey has also served on the management teams and boards of private equity - backed investments ◼ He has also served on the management teams and boards of both public companies and private equity - backed investments where he oversaw multiple sale processes, including Prudential plc, Northgate Capital, Calypso Technology, Tata Motors, Nation Media Group, Virtusa, EVRY ASA, MISYS plc and iSoftStone Information Service Corporation ◼ From 2012 to 2018, Mr. Bailey served as CEO of Authentix .. Under his leadership, Authentix was acquired in 2017 by Blue Water Energy ◼ More specifically, as CEO of the Design and Innovate Division at BT Group, he delivered major multi - billion - dollar programs such as the fiber and software driven network for Britain as well as savings of 240 million British pounds annually; as General Manager and EVP of Banking at MISYS, he led all P&L and a global sales force of over 700 people and renewed all banking and capital markets and risk management software products for major financial institutions around the world ◼ Mr. Bailey’s vast leadership and corporate governance experience allows him to be an active member of the Board, as a member of the Audit, Human Resources, Nominating and Corporate Governance and Strategic Review committees. These qualifications led the Board to appoint him Lead Independent Director upon Mr. Bradley’s permanent appointment as CEO ◼ Mr. Ramji’s background in applying technology to solve risk and management challenges is critical to the Board’s Risk & Capital Committee, where he serves as Chair

35 1 Per Capital Returns’ letter to Argo’s Board of Directors on 13 - Sep - 2021. MR. BOBMAN’S NAÏVE CLAIMS VS. REALITY Claim REALITY “Errors in judgment” ➔ Citing Mr. Bradley’s appointment as CEO as an example of a lack of succession planning is misleading given the Board had that succession plan in place long before Mr. Rehnberg departed Argo for health reasons ➔ Argo is fortunate to have a CEO and Chair as experienced as Mr. Bradley to step into this role and lead the Board during the ongoing strategic review process ➔ Furthermore, if Mr. Bobman was so adamant about the Board pursuing a strategic review, would he have preferred that the Board pause to run an executive search rather than proceed with Mr. Bradley as CEO? How would the Board have brought on a qualified CEO amidst an ongoing review process? ➔ Additionally, if Mr. Bobman is so concerned with Mr. Bradley’s lack of public company experience, shareholders might equally wonder if they should be concerned with Mr. Bobman’s lack of experience on ANY public company board Delay in “Acceding to [Capital Returns’] logic” ➔ The hubris of Capital Returns’ statements claiming to have motivated Argo’s announcement of its strategic review demonstrate the level of detachment from reality that the Nominating and Corporate Governance Committee experienced when interviewing Capital Returns’ nominees ➔ For example, Capital Returns professed in its calls for a strategic review that it was aware of bidders willing to pay $70 - $80 per share. 1 Argo welcomed then, as it does now, any such bidders. Unfortunately, Mr. Bobman couldn’t procure any $70 - $80 per share bidder then, and now is hardly the time to disrupt the review process by adding misinformed individuals so detached from reality to the Board ➔ While Capital Returns would like to portray Argo as shunning its “help”, the reality is that Mr. Bobman , after repeated interaction with management and directors, demonstrated that he could offer no real insight or assistance either in the form of original ideas or concrete action. From what we can gather, his primary objective has always seemed to be to attract attention to his fund through publicizing his criticisms. To the Board’s credit, it continued to engage with him regardless, to hear his views as a shareholder

36 Claim REALITY “Piecemeal asset sales” ➔ What Capital Returns would attempt to portray as “piecemeal” asset sales is actually a direct result of a thorough and probing review process where Argo listened carefully to bidders and its advisors; the result of those transactions allowed Argo to restart a more robust strategic review process in September, which is ongoing ➔ After our initial outreach to bidders in April and May, we received feedback that we would need to further advance the simplification of Argo’s portfolio and exit international business lines for suitors to seriously consider a potential acquisition or strategic transaction of the Company ➔ Argo took action to respond to this feedback throughout the ongoing strategic review process, entering into the LPT with Enstar and entering into a definitive agreement for the sale of Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield ➔ Now, Argo is finally in the position to entertain bids for the remaining U.S specialty insurance business ➔ We also find it characteristically inconsistent of Mr. Bobman to claim credit for the idea of asset divestitures, including pending sale of Syndicate 1200, and then to criticize the Board for executing the same “piecemeal” sales he advocated “Delayed the annual meeting” ➔ Argo’s Board has met over 60 times YTD ➔ Argo’s management team has devoted a very significant portion of their time to the strategic review process ➔ We delayed our annual meeting in order to focus on the very issue which Mr. Bobman wanted the Board and management team to address – a strategic review ➔ Mr. Bobman’s problem is not with the delay. His problem is with the Board’s assessment that he and Mr. Michelson are unfit to be on the Board – in relative experience and temperament to existing directors MR. BOBMAN’S NAÏVE CLAIMS VS. REALITY (CONT).

KEY MESSAGES 6

38 SUMMARY OF KEY MESSAGES Through the actions of this Board and the dedicated management team, Argo has successfully transformed into a U.S. specialty insurer Board has taken decisive actions to strengthen the U.S. specialty insurance business and those actions are demonstrating positive results Board has been proactive and transparent with shareholders in its announcements and execution of the ongoing strategic review and is open to considering any and all credible proposals to maximize shareholder value Argo interviewed both of Capital Returns’ nominees and found their skills and experiences to be inferior to Argo’s existing directors An exchange of either Capital Returns’ nominees for one of Mr. Bailey or Mr. Ramji would result in a degradation of board capabilities, dialogue, diversity, and could disrupt or hinder the ongoing strategic review

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